Exhibit 99.1

Mace Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2009

HORSHAM, Pa.--(BUSINESS WIRE)--November 16, 2009--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) today announced financial results for the third quarter and nine months ended September 30, 2009.

2009 Third Quarter Highlights

  Mace is continuing to align its operations for today’s economy and future direction. Mace has:
    Reduced selling, general and administrative (“SG&A”) expenses by $710,000 for the third quarter of 2009 as compared to the third quarter of 2008, partially as a result of our company-wide cost cutting measures.
    Completed the move of Linkstar inventory and warehousing operations from Dallas, Texas to York, Pennsylvania. This move is expected to improve product deliveries to our customers by one day and reduce our distribution costs by approximately 50%.
    Completed additional consolidation of our Florida and Texas electronic surveillance equipment operations.
    Added additional updates to our Mace Professional product line.
  Mace continued to add new capabilities to its recently acquired wholesale security monitoring station, Mace CSSS, Inc. Mace has:
    Announced a new partnership with Xanboo Security Enhanced Services. Xanboo enables remote monitoring and access to devices in a home or business via the internet or web-enabled mobile phone.
    Launched a new monitoring platform-stages™ by Secure Global Solutions that allows security dealers the ability to maintain full control of their clients and database.
    Received the ETL listing from Intertek for compliance with operational and safety standards. Mace was one of the first alarm monitoring centers to receive this listing.
  Announced the entry into the Access Control market with the MaceTrac™ professional access control system and MaceLock™ stand-alone access control units.

Dennis Raefield, CEO and President of Mace, stated, “The third quarter was disappointing in that we were not able to achieve the revenue growth we had anticipated. The effects of the economic downturn which began in 2008 were much longer lasting, limiting new building construction, which continues to delay projects requiring our security products, and separately, negatively impacting our Digital Media business through a tightening of credit availability for our customers. Even with continued rising monthly sales in our Security Segment, we were not able to achieve our overall sales and profit goals. We recognize that, while we are recovering, it is still not fast enough.

“As a result, we are continuing our company-wide cost cutting, and we showed a significant reduction in our SG&A expenses for the third quarter. We have also recently announced another series of personnel reductions in the fourth quarter to further align our expenses with our current revenue base. We are committed to reduce costs and conserve cash reserves to withstand whatever lies in front of us.

“Despite our revenue shortfall, we continue to move forward in building a stronger company. We announced the introduction of a new Mace Access Control product line that will give us a stronger product portfolio and we continued to add new products and monitoring services to our Mace CSSS subsidiary. We have realigned our sales team to provide better support to our Mace security dealer network as we look to strengthen this sales channel. We continue to focus our strategy on becoming a security and internet centric global company.

“We believe that we are on the road to long term success,” Mr. Raefield concluded.

Financial Results, Third Quarter of 2009 Compared to Third Quarter of 2008

Total revenues for the third quarter ended September 30, 2009 were $8.2 million, as compared to $10.3 million for the same period in 2008. The decrease in overall revenues during the third quarter of 2009 was primarily due to a decrease in revenues of $1.1 million from Mace’s Digital Media Marketing segment as a result of an increase in credit card decline rates as the recession continues and as credit card companies continue to tighten their credit to our customers. There was also a reduction in sales in Mace’s Security and Car Wash segments.

Loss from continuing operations for the third quarter of 2009 was approximately ($2.3) million, or ($0.14) per share, compared to a loss from continuing operations of ($1.9) million, or ($0.11) per share, for the third quarter of 2008. The increase in operating loss from continuing operations was primarily due to the decrease in revenues previously noted, partially offset by a reduction in SG&A expenses from $4.5 million to $3.8 million for the three months ended September 30, 2008 as compared to the same period in 2009. The SG&A expense savings were realized through a reduction in costs of approximately $545,000 within our Digital Media Marketing segment, a $216,000 reduction in costs within our Florida and Texas electronic surveillance equipment operations, offset partially by SG&A expense of $279,000 related to our new Mace CSSS operation which we acquired in April 2009.

Discontinued operations include the Company’s Florida; San Antonio, Texas; Lubbock, Texas; and Austin, Texas car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated losses of approximately ($103,000), or ($0.01) per share, in the three months ended September 30, 2009 and ($192,000), or ($0.02) per share, in the same period of 2008.

Net loss for the three months ended September 30, 2009 was approximately ($2.4) million, or ($0.15) per share, compared to a net loss of approximately ($2.1) million, or ($0.13) per share, for the three months ended September 30, 2008.

Financial Results, Nine Months of 2009 Compared to Nine Months of 2008

Total revenues for the nine months ended September 30, 2009 were $25.3 million, as compared to $35.5 million for the same period in 2008. The decrease in overall revenues was primarily due to a decrease in revenues from Mace’s Digital Media Marketing segment of $6.2 million, $4.0 million within the e-commerce division as a result of the tightening of credit availability for our customers and a reduction in sales in our Purity by Mineral Science cosmetic product line introduced in late 2007, combined with a $2.2 million reduction in revenues as a result of management’s decision to discontinue marketing efforts of our online marketing division, Promopath, in June 2008. There was also a reduction in sales in Mace’s Security and Car Wash segments.

Loss from continuing operations for the nine months ended September 30, 2009 was approximately ($7.4) million, or ($0.46) per share, compared to a loss from continuing operations of ($8.1) million or ($0.49) per share, for the nine months ended September 30, 2008. This reduction in loss was principally a result of a reduction in asset impairment charges of $1.2 million in the nine months ended September 30, 2009 as compared to the same period in 2008.

Net loss for the nine months ended September 30, 2009 was approximately ($7.3) million, or ($0.45) per share, compared to a net loss of ($2.0) million or ($0.12) per share, for the first nine months of 2008.

Discontinued operations include the Company’s Florida; San Antonio, Texas; Lubbock, Texas; and Austin, Texas car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $121,000, or $0.01 per share, in the nine months ended September 30, 2009 as compared to income of approximately $6.1 million, or $0.37 per share, in the same period of 2008. The 2008 income from discontinued operations included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by an accrual of $600,000 relating to a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes from the previously reported immigration investigation.

The Company’s net book value was $35.8 million, or $2.23 per share, at September 30, 2009. In addition, Mace had $49.2 million in total assets, including $4.6 million of cash and short-term investments, at September 30, 2009.

Conference Call

Mace will conduct a conference call on Wednesday November 18, 2009 at 11:00 AM Eastern Time. The conference call number is (888) 826-2406, conference ID: 40452491. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 40452491. This will be available after the teleconference from 4 PM Eastern, Wednesday, November 18, 2009 through Friday December 4, 2009.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended September 30,
	2009	2008

Revenues
Security	$4,821	$5,309
Digital media marketing	2,231	3,355
Car wash	1,175	1,677
	8,227	10,341
Cost of revenues
Security	3,348	4,004
Digital media marketing	1,772	2,139
Car wash	1,143	1,463
	6,263	7,606

Selling, general and administrative expenses	3,771	4,481
Depreciation and amortization	255	247
Asset impairment charges	150	-

Operating loss	(2,212)	(1,993)

Interest expense, net	(29)	(8)
Other income	1	157
Loss from continuing operations before income taxes	(2,240)	(1,844)

Income tax expense	15	25

Loss from continuing operations	(2,255)	(1,869)

Loss from discontinued operations, net of tax	(103)	(192)

Net loss	$(2,358)	$(2,061)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.14)	$(0.11)
Loss from discontinued operations	(0.01)	(0.02)
Net loss	$(0.15)	$(0.13)

Weighted average shares outstanding
Basic	16,191,590	16,465,253
Diluted	16,191,590	16,465,253

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Revenues
Security	$13,457	$16,151
Digital media marketing	8,035	14,272
Car wash	3,841	5,077
	25,333	35,500
Cost of revenues
Security	9,477	12,019
Digital media marketing	5,797	9,884
Car wash	3,580	4,430
	18,854	26,333

Selling, general and administrative expenses	11,627	14,182
Depreciation and amortization	739	818
Asset impairment charges	1,432	2,608

Operating loss	(7,319)	(8,441)

Interest (expense) income, net	(50)	40
Other income	55	378
Loss from continuing operations before income taxes	(7,314)	(8,023)

Income tax expense	95	75

Loss from continuing operations	(7,409)	(8,098)

Income from discontinued operations, net of tax	121	6,082

Net loss	$(7,288)	$(2,016)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.46)	$(0.49)
Income from discontinued operations, net of tax	0.01	0.37
Net loss	$(0.45)	$(0.12)

Weighted average shares outstanding
Basic	16,253,765	16,465,253
Diluted	16,253,765	16,465,253

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com